Exhibit 99.1

The Joint Corp. Reports Second Quarter 2018 Financial Results

- Increases Annual System-Wide Gross Sales 29%, Compared to Second Quarter 2017 -
- Grows Revenue 26%, Compared to Second Quarter 2017 -
- Reports Net Loss of $43,000, Compared to Net Loss of $1.0 Million in Second Quarter 2017 -
- Posts Fourth Consecutive Quarter of Positive Adjusted EBITDA -

SCOTTSDALE, Ariz., Aug. 09, 2018 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager and franchisor of chiropractic clinics, reported financial results for the three months ended June 30, 2018.

Second Quarter Highlights: 2018 Compared to 2017

  Increased gross system-wide sales 29%, to $39.4 million.
  Grew system-wide comp sales1 25%.
  Increased revenue 26% to $7.6 million.
  Reported net loss of $43,000, an improvement of $1.0 million.
  Posted positive Adjusted EBITDA of $697,000, an improvement of $1.1 million.
  Achieved positive Adjusted EBITDA for the fourth consecutive quarter.
  Increased total clinics to 413 as of June 30, 2018: Opened 8 franchised clinics, closed one franchised clinic and acquired one previously-franchised clinic.

Peter D. Holt, president and chief executive officer of The Joint Corp, said, “Our strong second quarter results reflect the combination of our disciplined clinic expansion strategy, enhanced operational and marketing efforts and continued focus on expense management. With 413 clinics in operation and plans to add 25 or more by the end of 2018, The Joint’s unique concept is gaining traction and resonating with more patients as a convenient, affordable, and drug-free alternative to pain management and improved health and wellness.

“The strength of this concept and our focus on improving franchisee profitability with effective marketing and best-practice operational support continue to shorten the average break-even point for new clinics. We believe franchisee profitability and franchise expansion in partnership with strong regional developers, along with corporate owned and managed clinic growth in select markets, will continue to create shareholder value.”

1 Comp sales refers to the amount of sales a clinic generates in the most recent accounting period, compared to sales in the comparable period of the prior year, and (i) includes sales only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed.

Second Quarter Financial Results: 2018 Compared to 2017

Revenue grew 26% to $7.6 million, compared to $6.0 million in the second quarter of 2017, due primarily to increased sales at company owned or managed clinics and a greater number of franchised clinics.

Cost of revenue was $1.1 million, up 37%, compared to the second quarter of 2017, reflecting higher commissions and royalties paid to regional developers for an increased number of franchised locations opened.

Gross profit was $6.5 million, increasing 24% from $5.2 million in the second quarter of 2017.

Selling and marketing expenses were $1.3 million, or 17.1% of revenue, up 22% from $1.1 million, or 17.6% of revenue, in the second quarter of 2017, reflecting higher marketing expenses related to company-owned or managed clinics. General and administrative expenses were $4.7 million, or 61.6% of revenue, flat as compared to $4.7 million, but improving from 77.8% of revenue in the second quarter of 2017. During the second quarter, the company recorded a non-cash bargain purchase gain of $75,000 related to the April acquisition of a franchised clinic.

Net loss was $43,000, or $0.00 per share, compared to a net loss of $1.0 million, or $0.08 per share, in the second quarter of 2017.

Adjusted EBITDA income was $697,000, an improvement of $1.1 million, compared to Adjusted EBITDA loss of $(360,000) in the same quarter last year.  The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA before acquisition-related expenses, bargain purchase gain, loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income (loss) before net interest, tax expense, depreciation, and amortization expenses.

Balance Sheet Liquidity

Cash and cash equivalents were $4.6 million at June 30, 2018, compared to $4.2 million at December 31, 2017, increasing primarily from cash flow from operations. Pursuant to the terms of the Company’s credit agreement, during the first quarter of 2017, the Company borrowed a required $1.0 million on its line of credit, which remains unused as part of cash and cash equivalents on the balance sheet as of June 30, 2018.

2018 Financial Guidance

Management reaffirmed its full year 2018 financial guidance and franchise opening expectations as set forth below:

  Revenue is expected to be between $31 million and $32 million, up from $25.0 million in 2017.
  Adjusted EBITDA income is expected to range between $2.5 million and $3.5 million. The company reported Adjusted EBITDA loss of $(274,000) in 2017.
  Total expected new clinic openings continue to be in the range of 40 to 52, including 40 to 50 new franchised clinics, up to two corporate-owned or managed greenfield clinics and up to three purchases of previously-franchised clinics, which when acquired from franchisees do not change the total clinic count.

Conference Call

The Joint Corp. management will host a conference call at 5 p.m. ET on Thursday, August 9, 2018, to discuss the second quarter 2018 results. The conference call may be accessed by dialing 765-507-2604 or 844-464-3931 and referencing conference code 2167969. A live webcast of the conference call will also be available on the investor relations section of the company’s website at https://ir.thejoint.com/events. An audio replay will be available two hours after the conclusion of the call through August 16, 2018. The replay can be accessed by dialing 404-537-3406 or 855-859-2056. The passcode for the replay is 2167969.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. These are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the Company’s underlying operating performance and operating trends. Reconciliation of net loss to EBITDA and Adjusted EBITDA is presented in the table below. The Company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, loss on disposition or impairment, and stock-based compensation expenses. The Company defines EBITDA as net income (loss) before net interest, tax expense, depreciation, and amortization expenses.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the Company’s financial statements filed with the United States Securities and Exchange Commission (“SEC”).

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the factors described in “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2017. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ: JYNT)

Based in Scottsdale, Arizona, The Joint is an emerging growth company that is reinventing chiropractic by making quality care convenient and affordable for patients seeking pain relief and ongoing wellness. Its no-appointment policy and convenient hours and locations make care more accessible, and affordable membership plans and packages eliminate the need for insurance. With over 400 clinics nationwide and nearly 5 million patient visits annually, The Joint is a key leader in the chiropractic profession. For more information, visit www.thejoint.com or follow the brand on Twitter, Facebook, YouTube and LinkedIn.

Business Structure

The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Florida, Illinois, Kansas, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee and Washington, The Joint and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Molly Hottle, The Joint Corp., molly.hottle@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

-- Financial Tables Follow --

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$4,583,025	$4,216,221
Restricted cash	124,899	103,819
Accounts receivable, net	1,166,722	1,138,380
Notes receivable - current portion	180,706	171,928
Deferred franchise costs - current portion	539,517	498,433
Prepaid expenses and other current assets	632,791	542,342
Total current assets	7,227,660	6,671,123
Property and equipment, net	3,658,823	3,800,466
Notes receivable, net of current portion	259,255	351,857
Deferred franchise costs, net of current portion	2,483,977	2,312,837
Intangible assets, net	1,645,268	1,760,042
Goodwill	2,916,426	2,916,426
Deposits and other assets	596,251	623,308
Total assets	$18,787,660	$18,436,059

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$723,359	$1,068,669
Accrued expenses	120,941	86,959
Co-op funds liability	107,134	89,681
Payroll liabilities	971,968	867,430
Notes payable - current portion	100,000	100,000
Deferred rent - current portion	164,018	152,198
Deferred franchise revenue - current portion	2,039,598	1,994,182
Deferred revenue from company clinics	937,526	867,804
Other current liabilities	403,160	152,534
Total current liabilities	5,567,704	5,379,457
Notes payable, net of current portion	1,000,000	1,000,000
Deferred rent, net of current portion	731,651	802,492
Deferred franchise revenue, net of current portion	9,657,869	9,552,746
Deferred tax liability	60,552	136,434
Other liabilities	424,616	411,497
Total liabilities	17,442,392	17,282,626
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000
shares authorized, 0 issued and outstanding, as of June 30, 2018,
and December 31, 2017	-	-
Common stock, $0.001 par value; 20,000,000 shares
authorized, 13,738,078 shares issued and 13,723,994 shares outstanding as of June 30, 2018 and 13,600,338 shares issued and 13,586,254
outstanding as of December 31, 2017	13,738	13,600
Additional paid-in capital	37,851,248	37,229,869
Treasury stock 14,084 shares as of June 30, 2018 and
December 31, 2017, at cost	(86,045)	(86,045)
Accumulated deficit	(36,433,673)	(36,003,991)
Total stockholders' equity	1,345,268	1,153,433
Total liabilities and stockholders' equity	$18,787,660	$18,436,059

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Revenues and management fees from company clinics	$3,420,685	$2,679,937	$6,677,309	$5,176,271
Royalty fees	2,421,185	1,854,087	4,695,173	3,560,160
Franchise fees	449,144	363,834	797,481	659,374
Advertising fund revenue	687,752	621,578	1,346,782	1,220,014
Software fees	315,910	282,525	623,385	549,538
Regional developer fees	137,412	98,741	272,423	162,887
Other revenues	124,744	99,348	242,194	178,953
Total revenues	7,556,832	6,000,050	14,654,747	11,507,197
Cost of revenues:
Franchise cost of revenues	977,782	700,986	1,850,550	1,335,841
IT cost of revenues	73,802	65,452	173,366	124,313
Total cost of revenues	1,051,584	766,438	2,023,916	1,460,154
Selling and marketing expenses	1,293,663	1,058,224	2,395,967	2,016,930
Depreciation and amortization	404,975	503,226	792,392	1,081,212
General and administrative expenses	4,656,308	4,667,688	9,731,234	9,231,765
Total selling, general and administrative expenses	6,354,946	6,229,138	12,919,593	12,329,907
Loss on disposition or impairment	250,704	-	250,704	417,971
Loss from operations	(100,402)	(995,526)	(539,466)	(2,700,835)

Other income (expense):
Bargain purchase gain	75,264	-	75,264	-
Other expense, net	(11,689)	(24,031)	(22,884)	(43,496)
Total other income (expense)	63,575	(24,031)	52,380	(43,496)

Loss before income tax expense	(36,827)	(1,019,557)	(487,086)	(2,744,331)

Income tax (expense) benefit	(5,951)	(2,583)	57,404	(43,192)

Net loss and comprehensive loss	$(42,778)	$(1,022,140)	$(429,682)	$(2,787,523)

Loss per share:
Basic and diluted loss per share	$(0.00)	$(0.08)	$(0.03)	$(0.21)

Basic and diluted weighted average shares	13,622,710	13,127,255	13,605,370	13,085,159

Non-GAAP Financial Data:
Net loss	$(42,778)	$(1,022,140)	$(429,682)	$(2,787,523)
Net Interest	11,103	24,031	21,909	47,851
Depreciation and amoritzation expense	404,975	503,226	792,392	1,081,212
Tax expense (benefit) penalties and interest	5,951	2,583	(57,404)	43,192
EBITDA	$379,251	$(492,299)	$327,215	$(1,615,268)
Stock compensation expense	138,987	132,056	346,628	227,121
Acquisition related expenses	3,250	492	3,250	13,142
Loss on disposition or impairment	250,704	-	250,704	417,971
Bargain Purchase Gain	(75,264)	-	(75,264)	-
Adjusted EBITDA	$696,928	$(359,751)	$852,533	$(957,034)

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30,
	2018	2017
Net loss	$(429,682)	$(2,787,523)
Adjustments to reconcile net loss to net cash	1,167,103	1,781,636
Changes in operating assets and liabilities	(124,211)	217,253
Net cash provided by (used in) operating activities	613,210	(788,634)
Net cash used in investing activities	(366,933)	(80,428)
Net cash provided by financing activities	141,607	851,995
Net increase (decrease) in cash and restricted cash	$387,884	$(17,067)